EXHIBIT 12.2

             TEXTRON INC. INCLUDING ALL MAJORITY-OWNED SUBSIDIARIES

                COMPUTATION OF RATIO OF INCOME TO FIXED CHARGES

                                  (unaudited)

                           (In millions except ratio)


                                                                 Six Months
                                                                   Ended
                                                                  July 2,
                                                                    1994



Fixed charges:

  Interest expense (1)                                            $ 321

  Estimated interest portion of rents                                21



    Total fixed charges                                           $ 342






Income:

  Income before income taxes                                      $ 354

  Elimination of  minority interest  in pretax  income  of          (13)
Paul Revere

  Fixed charges                                                     342



    Adjusted income                                               $ 683






Ratio of income to fixed charges                                   2.00






(1) Includes interest unrelated to borrowings of $20 million (primarily interest accretion).